EXHIBIT 34













                                 December 5, 1995



         Praxair, Inc.
         39 Old Ridgebury Road
         Danbury, Connecticut  06810-5113

         Gentlemen:

                   You have requested information concerning CBI Indus-tries, Inc. (the "Company") in connection with a possible transaction with the Company or its shareholders. Except as required by law or judicial process, you will treat confiden-tially any information furnished to you by or on behalf of the Company (the "Evaluation Material"; provided, however, that the term "Evaluation Material" does not include, and your confiden-tiality obligations hereunder do not apply to, information which was or becomes generally available on a non-confidential basis or information which is available to you or becomes available to you from a third party not known by you to be un-der any obligation of confidentiality). The Company is pre-pared to provide you access to Evaluation Material on a compa-rable basis to the access provided to other third parties.

                   You will not use the Evaluation Material in any way detrimental to the Company or its shareholders; provided, how-ever, that you may disclose any Evaluation Material to your directors, officers, employees, agents, advisors or financial institutions which are potential financing sources who need to know such information for the purpose of evaluating the trans-action (it being understood that they shall be informed by you of the confidential nature of such information and that by re-ceiving such information they are agreeing to be bound by this agreement).

                   In the event that you are requested in any proceeding to disclose any Evaluation Material, you will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If in the absence of a protec-tive order you are nonetheless compelled by an order of a court of competent jurisdiction to disclose Evaluation Material, you may disclose such information without liability hereunder; pro-vided, however, that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at the



         Praxair, Inc.
         December 5, 1995
         page 2


         Company's expense, use your reasonable efforts to obtain assur-ances that confidential treatment will be accorded to such in-formation.

                   You hereby acknowledge that you are aware of the re-strictions imposed by the United States securities laws on any person who has received from an issuer material, non-public information from purchasing or selling securities of such is-suer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

                   Notwithstanding anything in this agreement to the contrary, you and your affiliates shall be entitled to disclose certain Evaluation Material, or summaries thereof, in filings made pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the current tender offer, dated November 3, 1995, by PX Acquisition Corp. for securities of the Company as such offer may be amended from time to time (the "Offer"), if you reasonably believe such dis-closure is required by the Exchange Act in connection with con-tinuing or consummating the Offer.

                   You agree that neither you nor any of your affiliates shall acquire any securities of the Company pursuant to the Offer or otherwise at any time prior to January 15, 1996, or such earlier time as the Company enters into a definitive agreement with any party or parties, including you, with re-spect to a transaction or transactions for the acquisition of all or a majority of the Company's assets or securities.

                   You shall not make any disclosure concerning the fact that you are having or have had discussions with the Company, and the Company will not make disclosure of such discussions which identifies you or your affiliates as parties thereto, except as the party making such disclosure reasonably believes is required by law.

                   During the period you and your affiliates are pre-cluded by this agreement from acquiring any securities of the Company, you and your affiliates will not, directly or indi-rectly, enter into any discussions, negotiations, arrangements or understandings with any third party with respect to such third party acquiring or seeking to acquire any of the Company's assets or businesses or any securities issued by the Company or any rights or options to acquire such ownership; provided, however, that the foregoing shall not be deemed breached by you by reason of unsolicited contacts of you by a third party with respect to any of the foregoing matters so long as your response thereto is confined to advising such



         Praxair, Inc.
         December 5, 1995
         page 3


         third party that you are not in a position to discuss such mat-ters; and provided, further, that the foregoing shall not pre-clude you from having discussions with potential buyers and others concerning the disposition by you of a portion or por-tions of the Company's industrial gas business to the extent such disposition by you may be reasonably necessary to resolve antitrust or similar issues, if any.

                   For two years from the date hereof you will not, ex-cept with the prior consent of the Company, (i) initiate con-tact (except for those contacts made in the ordinary course of business) with any executive or key employee of the Company regarding its business, operations, prospects or finances, and
         (ii) directly solicit for hire any person with whom you have had contact during the course of your investigation relating to a possible transaction with the Company or its shareholders and known to you to be employed by the Company in an executive ca-pacity.

                   Notwithstanding anything in this agreement to the contrary, the Company agrees that if any Evaluation Material is provided to any other party in connection with a possible transaction with the Company or its shareholders on terms as regards the matters described in this agreement which are less restrictive to such other party than those contained in this agreement are to you, then this agreement will be deemed to have been modified to provide you with the benefit of such less restrictive terms, and the Company will provide you with an amended agreement reflecting such terms.

                   Upon the Company's request you will promptly rede-liver to the Company or destroy all copies of the Evaluation Material and will destroy all memoranda, notes and other writ-ings prepared by you or your directors, officers, employees, agents or affiliates based on the Evaluation Material. You understand that neither the Company nor any of its representa-tives or advisors makes any representation or warranty as to the accuracy or completeness of any Evaluation Material which may be furnished to you. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use of the Evaluation Material.

                   You and the Company agree that money damages would not be a sufficient remedy for any breach of this agreement by you or the Company or your or the Company's directors, offic-ers, employees, agents or affiliates, and that in addition to all other remedies the Company or you, as the case may be, shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you and the Company further agree to waive and to use your or the



         Praxair, Inc.
         December 5, 1995
         page 4


         Company's reasonable efforts to cause your or the Company's directors, officers, employees, agents or affiliates to waive, any requirements for the securing or posting of any bond in connection with such remedy.

                   This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giv-ing effect to its conflict of laws principles or rules.

                   This agreement shall terminate upon the second an-niversary hereof.

                   If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this agreement which will constitute an agreement between you and the Company with respect to the matters set forth herein.

                                       Very truly yours,

                                       CBI INDUSTRIES, INC.



                                       By: /s/John E. Jones


         Confirmed and Agreed to:

         PRAXAIR, INC.



         By: /s/David H. Chaifetz
             Name:
             Title: